Exhibit 21                           List of Subsidiaries


Name of Subsidiary                        Jurisdiction of Incorporation

Bando McGlocklin Small Business
   Lending Corporation                    Wisconsin

Lee Middleton Original Dolls, Inc. (1)    Wisconsin

License Products, Inc. (2)                Wisconsin


(1) The registrant owns 100% of the non-voting stock and 99% of the equity stock.

(2)      Lee Middleton Original Dolls, Inc. owns 51% of the common stock.